EXHIBIT 10.39

AXCESS INTERNATIONAL, INC.

ADVISORY AGREEMENT

This Advisory Agreement is made on January 1, 2004 between NVW LLC. (“NVW”) and Axcess, Inc. (the “AXCESS”).  AXCESS is publicly traded on the Bulletin Board as OTCBB: AXSI.  AXCESS is a provider of hardware and software solutions in the security industry.  NVW will assist in a variety of areas relating to the financial, strategic, and related developmental growth of AXCESS under the following terms and conditions:

1.                                       Services of NVW.

For the Term of this Agreement (as hereinafter defined), NVW will work cooperatively with AXCESS to assist AXCESS’s growth as set forth below.  NVW may provide AXCESS the following:

a.               Identify, evaluate, and advise on a variety of options for AXCESS’ to undertake to enhance its current capital structure including business model, financial operations, operational, managerial, strategic, CRM, and strategic technology partnering,

b.               Prepare or coordinate with AXCESS and others in the development of business plans, investor presentations, and financial models, when appropriate;

c.               Advise and assist AXCESS with strategies relating to asset development, asset enhancement and maximization of asset utilization, including those associated with any intellectual property assets,

d.               Advise and assist AXCESS in connection with the preparation of any registration statements, periodic or other SEC reports or proxies, and

e.               Coordinate with, and advise on with the activities of outside professionals, including without limitation attorneys, accountants, market professionals, etc.

2.                                       Non-Exclusivity of Relationship.

It is understood and acknowledged by AXCESS that NVW presently has, and anticipates having throughout the Term, other clients for which it performs the same or similar services to those to be performed in accordance herewith, and that NVW shall be under no obligation to restrict its ability in any way to perform services for any other client-companies.

It is understood that AXCESS, from time to time, will employ investment bankers, analysts, finders, brokers, public relations firms, and consultants to assist AXCESS.

3.                                       Term of Agreement.

The Agreement shall be effective for a period of twelve (12) months, commencing on the date first appearing above (the “Term of Agreement”).

4.                                       Compensation to NVW from AXCESS.

In consideration for the services rendered by NVW to AXCESS pursuant to the Agreement (and in addition to the expenses provided for in Paragraph 4 hereof), and throughout the Term of Agreement, AXCESS shall compensate NVW as follows:

4.1                                  Monthly Retainer and Additional Compensation.  NVW shall be compensated at the rate of $5,000 per month in advance. It being understood that NVW’s role as a Finder as provided in Paragraph 6, and in arranging merger and acquisitions or strategic partners will be subject to separate fee agreement, which will negotiated between NVW and Axcess on a case by case basis.

5.                                       Expenses.

It is anticipated that expenses incurred in the fulfillment in connection with the services performed by NVW pursuant to this Agreement Letter are included in the monthly retainer.  Any additional Compensation payable hereunder, if any shall be addressed on a case-by-case basis and pre-approved by an officer of AXCESS.

6.                                      Limitation on Use of Certain Information.

AXCESS acknowledges that all services and advice (written or oral) provided by NVW to AXCESS in connection with the Agreement are intended solely for the benefit and use of AXCESS in considering the subject matter to which they relate, and AXCESS agrees that no person or entity (including any shareholders of AXCESS) other than AXCESS shall be entitled or advised to make use of or rely upon the advice of NVW provided pursuant hereto.  In any event, neither AXCESS nor any other parties may use the NVW name in any public references, press releases or public filings in connection with AXCESS without NVW’s prior written consent.

7.                                       Reliance by NVW on Accuracy of Information; 12(b) 5 Representation.

AXCESS recognizes and acknowledges that, in advising AXCESS and in fulfilling the Agreement hereunder, NVW will use and rely on data, material and other information furnished to NVW by AXCESS.  AXCESS agrees that NVW may do so without independently verifying the accuracy or completeness of such data, material or other information.  AXCESS represents and warrants that any such data, material or information shall be true and accurate and shall not, as of the time communicated, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

8.                                       Confidentiality.

If any of the data, material or other information is non-public or confidential when revealed or otherwise shared with representatives of NVW, and identified in writing as such at the time it is revealed or shared  (“Confidential Information”), NVW and its officers, directors, employees, agents and associates shall hold all Confidential Information in complete and strict confidence and will not, without prior written consent of AXCESS, in each instance, disclose any Confidential Information, in whole or part, to any other person or for any other purpose than is expressly approved by AXCESS in writing.  To the extent that AXCESS in writing approves disclosure of Confidential Information, excepting information required to be disclosed by legal process, law or regulation.  NVW agrees that each party or individual to whom such disclosure is made shall be informed of the confidential nature of the information disclosed and be obligated to sign standard non-disclosure agreements.

9.                                       Indemnification.

Each party (an “Indemnifying Party”) hereby agrees to indemnify and hold the other party and its respective affiliates, directors, officers, employees and agents (collectively, the “Indemnified Parties”) harmless from, and to reimburse each of the Indemnified Parties for, any loss, damage, deficiency, claim, obligation, suit, action, fee, cost or expense of any nature whatsoever (including, but not limited to, reasonable attorney’s fees and costs) arising out of, based upon or resulting from any breach of any of the representations, warranties, covenants, agreements or undertakings of the Indemnifying Party contained in or made pursuant to this Agreement Letter.

10.                                 Nature of Agreement; Limitation on Authority of NVW to Bind.

NVW shall perform its services hereunder as an independent contractor and not as an employee of AXCESS or an affiliate thereof.  It is expressly understood and agreed to by the parties hereto that NVW shall have no authority to act for, represent or bind AXCESS or any affiliate thereof in any manner, except as may be agreed to expressly by AXCESS in writing from time to time.

11.                                 Miscellaneous.

a.               This Agreement Letter constitutes the entire agreement and understanding of the parties hereto, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein

b.               Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if hand-delivered via courier or overnight service or sent (i) postage prepaid by registered mail, return receipt requested, to the respective parties as set forth below, or to such other address as either party may notify the other of in writing:

If to NVW, LLC to:	Robert Bertoldi, President
NVW, LLC.
350 Madison Avenue, 16th Floor
New York, NY 10003
xxx-xxx-xxxx

If to AXCESS, to:	Allan Griebenow, CEO
Axcess, Inc.
3280 Commander Drive
Carrolton, TX 75006
xxx-xxx-xxxx

c.               This Agreement Letter shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns.

d.               AXCESS represents that it has the power to enter into this Agreement Letter and to carry out its obligations hereunder.  This Agreement Letter constitutes the valid and binding obligation of AXCESS and is enforceable in accordance with its terms.  AXCESS further represents that this Agreement Letter does not conflict with or breach any agreement to which it is subject or by which it is bound.

e.               This Agreement Letter may be executed in any number of counterparts, each of whom together shall constitute one and the same original document.

f.                 No provision of this Agreement Letter may be amended, modified or waived, except in writing signed by all of the parties hereto.

g.              This Agreement Letter shall be construed in accordance with and governed by the laws of the State of Texas, without giving effect to its conflict of law principles.  The parties hereby agree that any dispute which may arise between them arising out of or in connection with this Agreement Letter shall be adjudicated before a court located in Collin County, and they hereby submit to the exclusive jurisdiction of the courts of the State of Texas.

h.              AXCESS hereby acknowledges that it shall bear the burden of proof in any action or proceeding involving a claim by NVW to any Additional Compensation due hereunder arising out of any Compensable Event involving a third party claimed by NVW to have been originally introduced to AXCESS by NVW.

i.                 Whenever used in this agreement, Company shall include its officers, directors, employees, agents, associates, affiliates, subsidiaries, successors and assigns.

If the foregoing correctly sets forth the understanding between NVW and AXCESS with respect to the foregoing, please so indicate by signing in the place provided below, at which time this Agreement shall become a binding agreement.

AXCESS Inc.

		By:	/s/ ALLAN GRIEBENOW
Allan Griebenow
President

Accepted and Agreed:
NVW, LLC.

By:	/s/ ROBERT BERTOLDI
Robert Bertoldi